EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 9, 2026 relating to the financial statements of Bloom Energy Corporation and the effectiveness of Bloom Energy Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bloom Energy Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
San Jose, California
February 9, 2026